Exhibit 99.1

PC Connection, Inc. Reports Third Quarter Results

THIRD QUARTER HIGHLIGHTS:

  Q3 net sales: $441.4 million, down 3% year over year
  Gross margin: 12.1%
  Net income: $3.2 million
  Diluted earnings per share: $.12 per share

MERRIMACK, N.H.--(BUSINESS WIRE)--October 30, 2008--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended September 30, 2008. Net sales for the three months ended September 30, 2008 decreased by $15.1 million, or 3.3%, to $441.4 million from $456.5 million for the three months ended September 30, 2007. Net income for the quarter was $3.2 million, or $.12 per share, compared to $7.7 million, or $.28 per share, for the corresponding prior year quarter.

The quarter ended September 30, 2008 included $1.4 million of special charges related to workforce reduction and management restructuring that reduced earnings and earnings per share. Had these charges not been incurred, pro forma net income for the quarter ended September 30, 2008 would have been $4.1 million, or $.15 per share, compared to $7.7 million, or $.28 per share, for the quarter ended September 30, 2007. We did not record any special charges for the three- and nine-month periods ended September 30, 2007. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table below immediately following the Consolidated Income Statements.

Net sales for the nine months ended September 30, 2008 increased by $18.8 million, or 1.5%, to $1,314.6 million from $1,295.8 million for the nine months ended September 30, 2007. Net income for the nine months ended September 30, 2008 was $13.1 million, or $.49 per share, compared to $16.8 million, or $.62 per share, for the nine months ended September 30, 2007. The nine-month period ended September 30, 2008 included special charges that reduced earnings and earnings per share. Had these charges not been recorded, pro forma net income for the nine months ended September 30, 2008 would have been $14.0 million, or $.52 per share, compared to $16.8 million, or $.62 per share, for the nine months ended September 30, 2007.

Quarterly Sales Comparisons by Business Segment:

  Net sales for the small- and medium-sized business (SMB) segment decreased by 7.4% to $217.5 million compared to the third quarter of 2007. Both corporate and consumer sales within the segment declined year over year.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, decreased by 9.8% to $117.3 million compared to the third quarter of 2007. Our MoreDirect segment experienced decreased revenues as economic instability impacted IT purchases from its larger enterprise customers.
  Net sales to GovConnection, Inc., the Company’s Public Sector segment, increased by $15.1 million, or 16.5%, to $106.7 million compared to the third quarter of 2007. Strong federal government contract sales accounted for most of this double-digit increase.

Quarterly Sales by Product Mix:

  Net/Com Products sales increased 22% year over year, accounting for 11% of net sales in the third quarter of 2008 compared to 8% of net sales for the corresponding period a year ago. We experienced year-over-year growth for this category in all business segments, and with several strategic vendor partners.
  Video, Imaging and Sound sales increased 1% year over year, accounting for 15% of net sales in the third quarter of 2008 compared to 14% for the corresponding prior year quarter. Strong video product sales continued to drive the majority of this revenue growth.
  Sales of Notebooks and PDAs decreased 2% year over year, accounting for 16% of net sales in both third quarters of 2008 and 2007, and sales of Desktops/Servers decreased 10% year over year, accounting for 13% and 14% of net sales in 2008 and 2007, respectively.

Gross profit dollars totaled $53.3 million in the third quarter of 2008, a decline from the corresponding period a year ago due to lower rate and volume in 2008. Gross profit margin, as a percentage of net sales, decreased 50 basis-points from the third quarter of 2007 to 12.1% in the third quarter of 2008, primarily due to increased competitive pricing pressure in 2008.

Overall annualized sales productivity decreased 6% in the third quarter of 2008 compared to the third quarter of 2007. Sales productivity in our Large Account segment decreased 4% in the third quarter of 2008 compared to the third quarter of 2007. Sales productivity in our SMB segment decreased 11% year over year due to the hiring of new sales representatives. Sales productivity in our Public Sector segment increased 10% year over year primarily due to increased Federal contract sales in 2008. On a consolidated basis, the total number of sales representatives was 666 at September 30, 2008, compared to 645 at September 30, 2007.

Total selling, general and administrative expenses for the quarter increased year over year by $1.3 million, or 2.9%, and increased as a percentage of net sales to 10.6% for the third quarter of 2008 from 10.0% for the third quarter of 2007. The year-over-year dollar and rate increases were primarily attributable to additional IT investment expected to improve sales productivity in 2009, and an increase in sales representative headcount, as well as the weaker demand environment that adversely affected such expenses as a percentage of net sales. Management implemented a number of cost reduction initiatives in the third quarter given the lower sales levels. These cost savings initiatives are expected to result in annualized savings of approximately $6 million.

“Given the state of the economy, we anticipated the lower sales volume experienced this quarter and began taking steps to decrease our operating costs,” said Patricia Gallup, Chairman and Chief Executive Officer. “We will continue to carefully review and monitor every aspect of our business to ensure we have the right programs, people, and resources in place to operate in the most effective and efficient manner possible.” Gallup concluded, “With our talented and experienced team, along with our healthy balance sheet, we believe we are well positioned to see our way through the challenges of the current marketplace.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2008 and the statements concerning the Company’s gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth and the ability of the Company to improve sales productivity) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
At or for the Three Months Ended September 30,	2008		2007
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of		% of	%
		Net Sales		Net Sales	Change

Operating Data:
Net sales	$441,444		$456,470		(3%)
Diluted earnings per share	$.12		$.28		(57)

Gross profit margin	12.1%		12.6%
Operating margin	1.1		2.6
Return on equity (1)	5.5		14.5

Catalogs distributed	2,965,000		3,199,000		(7%)
Orders entered (2)	343,000		363,700		(6)
Average order size (2)	$1,561		$1,543		1

Inventory turns (1)	22		22
Days sales outstanding	43		45

Product Mix:
Notebooks & PDAs	$70,215	16%	$71,730	16%	(2%)
Video, Imaging & Sound	65,776	15	65,236	14	1
Desktops/Servers	59,169	13	65,776	14	(10)
Software	56,039	13	58,104	13	(4)
Net/Com Products	46,140	11	37,924	8	22
Printers & Printer Supplies	41,557	9	43,449	10	(4)
Storage Devices	35,565	8	41,233	9	(14)
Memory & System Enhancements	13,716	3	20,460	4	(33)
Accessories/Other	53,267	12	52,558	12	1
Total	$441,444	100%	$456,470	100%	(3%)

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$149,615	34%	$146,913	32%	2%

Stock Performance Indicators:
Actual shares outstanding	26,838		26,815
Total book value per share	$8.85		$8.10
Tangible book value per share	$6.64		$5.84
Closing price	$6.69		$12.50
Market capitalization	$179,546		$335,188
Trailing price/earnings ratio (3)	9		16

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters

SELECTED SEGMENT INFORMATION
For the Three Months Ended September 30,	2008		2007
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB)	$217,463	14.2%	$234,850	14.3%
MoreDirect (Large Account)	117,300	11.1	130,027	11.5
GovConnection (Public Sector)	106,681	8.9	91,593	9.8
Total	$441,444	12.1%	$456,470	12.6%

CONSOLIDATED INCOME STATEMENTS
Three Months Ended September 30,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$441,444	100.0%	$456,470	100.0%
Cost of sales	388,121	87.9	398,940	87.4
Gross Profit	53,323	12.1	57,530	12.6

Selling, general and administrative expenses	46,872	10.6	45,572	10.0
Special charges	1,431	0.4	-	-
Income From Operations	5,020	1.1	11,958	2.6

Interest expense	(187)	(0.1)	(218)	(0.1)
Other, net	246	0.1	192	0.1
Income tax provision	(1,865)	(0.4)	(4,247)	(0.9)
Net Income	$3,214	0.7%	$7,685	1.7%

Weighted average common shares outstanding:
Basic	26,835		26,814
Diluted	26,892		27,017
Earnings per common share:
Basic	$0.12		$0.29
Diluted	$0.12		$0.28

CONSOLIDATED INCOME STATEMENTS
Nine Months Ended September 30,	2008		2007
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,314,567	100.0%	$1,295,772	100.0%
Cost of sales	1,151,660	87.6	1,134,287	87.5
Gross Profit	162,907	12.4	161,485	12.5

Selling, general and administrative expenses	140,438	10.7	134,770	10.4
Special charges	1,431	0.1	-	-
Income From Operations	21,038	1.6	26,715	2.1

Interest expense	(548)	-	(668)	(0.1)
Other, net	610	-	653	0.1
Income tax provision	(8,025)	(0.6)	(9,877)	(0.8)
Net Income	$13,075	1.0%	$16,823	1.3%

Weighted average common shares outstanding:
Basic	26,834		26,765
Diluted	26,941		27,009
Earnings per common share:
Basic	$0.49		$0.63
Diluted	$0.49		$0.62

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
This information is being provided so as to allow for a comparison of our operating results without special charges.

September 30,	Three Months Ended		Nine Months Ended
(Amounts in thousands)	2008	2007	2008	2007

GAAP net income	$3,214	$7,685	$13,075	$16,823
Special charges (after tax):
Management restructuring	906	-	906	-
Total special charges (after tax)	906	-	906	-

Pro forma net income	$4,120	$7,685	$13,981	$16,823

CONSOLIDATED BALANCE SHEETS	September 30,	December 31,
(amounts in thousands)	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$46,827	$13,741
Accounts receivable, net	182,883	202,216
Inventories–merchandise	75,696	76,090
Deferred income taxes	2,968	2,858
Income taxes receivable	2,022	345
Prepaid expenses and other current assets	3,244	4,322
Total current assets	313,640	299,572
Property and equipment, net	24,900	20,831
Goodwill	56,867	56,867
Other intangibles, net	2,488	3,291
Other assets	303	318
Total Assets	$398,198	$380,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$661	$527
Accounts payable	115,188	111,140
Accrued expenses and other liabilities	20,915	20,557
Accrued payroll	9,111	10,816
Total current liabilities	145,875	143,040
Capital lease obligation to affiliate, less current maturities	3,792	4,309
Deferred income taxes	6,864	5,436
Other liabilities	4,037	3,784
Total Liabilities	160,568	156,569
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	95,390	94,132
Retained earnings	145,045	131,970
Treasury stock at cost	(3,078)	(2,065)
Total Stockholders’ Equity	237,630	224,310
Total Liabilities and Stockholders’ Equity	$398,198	$380,879

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Nine months ended September 30, 2008 (amounts in thousands)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Shares
	Shares	Amount			Shares	Amount	Total

Balance – January 1, 2008	27,252	$273	$94,132	$131,970	(327)	($2,065)	$224,310

Stock compensation expense	-	-	1,096	-	-	-	1,096

Issuance of common stock under stock incentive plans, including income tax benefits	33	-	220	-	-	-	220

Issuance of common stock under Employee Stock Purchase Plan	14	-	129	-	-	-	129

Repurchase of common stock for Treasury	-	-	-	-	(128)	(1,200)	(1,200)

Nonvested stock awards	-	-	(187)	-	26	187	-

Net income	-	-	-	13,075	-	-	13,075

Balance – September 30, 2008	27,299	$273	$95,390	$145,045	(429)	($3,078)	$237,630

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, (amounts in thousands)	2008	2007

Cash Flows from Operating Activities:

Net income	$13,075	$16,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,234	5,158
Provision for doubtful accounts	1,396	1,482
Deferred income taxes	1,318	512
Stock compensation expense	1,096	202
Income tax benefit related to employee equity awards	16	889
Excess tax benefit from exercise of stock options	(3)	(359)
(Gain) loss on disposal of fixed assets	(13)	53

Changes in assets and liabilities:
Accounts receivable	17,937	(18,280)
Inventories	394	(6,130)
Prepaid expenses and other current assets	(599)	256
Other non-current assets	15	91
Accounts payable	4,225	6,036
Accrued expenses and other liabilities	(1,149)	2,182
Net cash provided by operating activities	42,942	8,915

Cash Flows from Investing Activities:

Purchases of property and equipment	(8,708)	(5,184)
Proceeds from sale of property and equipment	44	-
Net cash used for investing activities	(8,664)	(5,184)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	37,343	3,313
Repayment of short-term borrowings	(37,343)	(3,313)
Repayment of capital lease obligation	(383)	(665)
Purchase of treasury shares	(1,200)	-
Exercise of stock options	204	2,544
Issuance of stock under Employee Stock Purchase Plan	129	134
Net share settlement obligation	55	-
Excess tax benefit from exercise of stock options	3	359
Net cash (used for) provided by financing activities	(1,192)	2,372
Increase in cash and cash equivalents	33,086	6,103
Cash and cash equivalents, beginning of period	13,741	17,582
Cash and cash equivalents, end of period	$46,827	$23,685

Noncash Financing Activity
Issuance of nonvested stock from Treasury	$187	-

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller